UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 31, 2016

INCYTE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-27488 (Commission File Number)	94-3136539 (I.R.S. Employer Identification No.)

1801 Augustine Cut-Off
Wilmington, DE	19803
(Address of principal executive offices)	(Zip Code)

(302) 498-6700

(Registrant’s telephone number,
including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry Into a Material Definitive Agreement.

Effective March 31, 2016, Incyte Corporation (“Incyte”) and Eli Lilly and Company (“Lilly”) entered into an amendment (the “Lilly Amendment”) to the License, Development and Commercialization Agreement, entered into as of December 18, 2009, and as previously amended, between Incyte and Lilly (the “Lilly License Agreement”). The Lilly Amendment amends Incyte’s non-compete obligations under the Lilly License Agreement to allow Incyte to engage in the development and commercialization of ruxolitinib in the graft-versus-host disease (“GVHD”) field.  Incyte has agreed to make an upfront payment to Lilly of $35 million and Lilly is eligible to receive future additional payments if defined regulatory milestones relating to ruxolitinib for GVHD are achieved.  Incyte has also waived its baricitinib co-promotion option under the Lilly License Agreement.

In addition, on April 5, 2016, Incyte and Novartis International Pharmaceutical Ltd. (“Novartis”) entered into an amendment (the “Novartis Amendment”) to the Collaboration and License Agreement, entered into as of November 24, 2009, and as previously amended, between Incyte and Novartis (the “Novartis License Agreement”).  Under the Novartis Amendment, Novartis has received exclusive research, development and commercialization rights outside of the United States to ruxolitinib (excluding topical formulations) in the GVHD field. Incyte is eligible to receive future additional payments from Novartis if defined development and regulatory milestones relating to ruxolitinib for GVHD outside of the United States are achieved.  Under the terms of the Novartis License Agreement, Incyte remains eligible to receive potential milestone payments and royalties on total sales of ruxolitinib (including for GVHD) by Novartis outside of the United States.

The foregoing description of the Lilly Amendment and the Novartis Amendment does not purport to be complete and is qualified in its entirety by reference to the Lilly Amendment and the Novartis Amendment, copies of which Incyte expects to file as an exhibit to Incyte’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  April 6, 2016

INCYTE CORPORATION

By:	/s/ Eric H. Siegel
Eric H. Siegel
Executive Vice President and
General Counsel